Exhibit 99.1

Ra Medical Systems Announces Transfer of Listing to NYSE American

CARLSBAD, Calif. (December 17, 2020) – Ra Medical Systems, Inc. (NYSE: RMED) , a medical device company focusing on commercializing excimer laser systems to treat vascular and dermatological diseases, announces that its common stock has been approved for listing on the NYSE American, and the listing will be transferred by the New York Stock Exchange (NYSE).

The Company anticipates that its common stock will begin trading on NYSE American at the commencement of trading on December 22, 2020 and will continue to trade on the NYSE until that time. The Company will retain its current ticker symbol “RMED.”

“We believe the NYSE American is a great fit for our Company as this trading platform more closely reflects our current capital structure,” said Will McGuire, Ra Medical Systems CEO.  “We appreciate the ability to maintain our long-term relationship with the NYSE.”

About Ra Medical Systems

Ra Medical Systems commercializes excimer lasers and catheters for the treatment of vascular and dermatological diseases.  In May 2017 the DABRA excimer laser system received FDA 510(k) clearance in the U.S. for crossing chronic total occlusions, or CTOs, in patients with symptomatic infrainguinal lower extremity vascular disease with an intended use for ablating a channel in occlusive peripheral vascular disease. The Pharos excimer laser system is FDA-cleared and is used as a tool in the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma.  DABRA and Pharos are both based on Ra Medical’s core excimer laser technology platform and deploy similar mechanisms of action. Ra Medical manufactures DABRA and Pharos excimer lasers and catheters in a 32,000-square-foot facility located in Carlsbad, Calif.  The vertically integrated facility is ISO 13485 certified and is licensed by the State of California to manufacture sterile, single-use catheters in controlled environments.

At the Company:
Andrew Jackson
Chief Financial Officer, Ra Medical Systems
760-496-9540
ajackson@ramed.com

Investors:
LHA Investor Relations
Jody Cain
310-691-7100
jcain@lhai.com

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